Exhibit 10.1
500 West Madison St.
Suite 2800
Chicago, IL 60661
Phone 312.621.1950
Fax 312.207.1529
www.lkqcorp.com
September 14, 2022

Mr. Varun Laroyia
[Email address redacted]

Dear Varun:

This letter confirms our offer for you to continue your employment with LKQ Corporation (the “Company”) while serving in the position of Executive Vice President of the Company and Chief Executive Officer and Managing Director of LKQ Europe (“assignment”). Please note that this offer is confidential and is subject to the approval of the Company’s Board of Directors. The terms and conditions of this offer are as follows:

1.Compensation: Your current compensation, including base salary, annual bonus opportunities, long-term incentive opportunities, and annual equity awards, will remain the same in your new role subject to the annual compensation review process for executive officers. Your participation in the LKQ Corporation 1998 Equity Incentive Plan, as amended as of August 8, 2016 (“EIP”) and the Company’s Cash Incentive Plan (“CIP”), is subject to the terms and conditions of the EIP and CIP.

2.Term: The term of this assignment will begin on September 15, 2022 and will end on June 30, 2024. Following this assignment, if the Company does not offer to you the position of (i) Executive Vice President and Chief Financial Officer or (ii) President and Chief Executive Officer, you may elect to terminate your employment for “Good Reason” on or before January 1, 2025 and be entitled to an 18-month “Severance Period” under the Company’s Severance Policy for Key Executives.

3.Equity Incentive: You will receive an equity grant of Restricted Stock Units (“RSUs”) on September 15, 2022 under the EIP with a value equal to $1,750,000. The actual number of RSUs issued will be equal to $1,750,000 divided by the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on September 15, 2022. These RSUs will vest 25% approximately every six months over two years with the first vesting occurring on or about March 1, 2023 and the last vesting occurring on or about September 1, 2024.

4.Employee Benefits: You will be issued a GeoBlue card for you and your eligible dependents to participate in the GeoBlue Plan. This Plan provides insurance coverage for you and your family’s medical, dental and vision needs in both the US and the assignment country. You will be charged the same premium amounts that the Company charges its U.S. employees for medical (Plan D), dental and vision coverage. You will be eligible to continue to participate in the LKQ Corporation 401(k) Plan and Plus Plan. The Company will reimburse you for the cost associated with your family joining a health club.

5.Tax Equalization: Tax equalization will be provided to you on your total compensation on the basis of Illinois residency in the United States. You will need to meet with a representative from a tax advisor selected by you and the Company, at the Company’s cost, to review the tax implications of this assignment to you. Allowances and other items provided to you as part of this assignment will be grossed up and then will be tax equalized. During the term of this assignment, the Company will provide annual tax preparation services to you at the Company’s expense, and upon completion of the assignment will continue to provide tax services at the Company’s expense until such time as foreign tax equalization or return preparation is no longer required as a result of this assignment.

6.Relocation: During the course of your assignment, you will be required to relocate to Switzerland, and the Company will assign a relocation consultant at the Company’s expense to assist your family with your relocation. The Company will reimburse you and your eligible dependents for air fare between Chicago and Zurich, Switzerland. To help you and your dependents integrate into the predominantly German-speaking population, the Company will retain and pay for up to 50 hours of German-language lessons for you and each of your dependents during your assignment. It is expected that you will continue to retain your residence in Illinois and all cost for continued ownership of that home will be paid by you.

Exhibit 10.1
7.Housing Allowance: During the course of your assignment, the Company will provide you with a housing allowance to cover rent and utilities for a furnished residence in Switzerland. Additionally, you will be provided a one-time household goods allowance of $25,000 for the shipment of household goods to your residence in Switzerland and/or the purchase of household goods by you. You will need to provide receipts for reimbursement of any of these costs and fees.

8.Company Vehicle: You will be provided a Company vehicle commensurate with the incumbent LKQ Europe CEO’s class of vehicle for your use during the course of this assignment. The Company will pay the monthly lease cost, initial down payment, insurance, parking and fuel for business. You are permitted to use the vehicle for personal use and will be taxed as appropriate for any non-business use mileage. Your spouse will be authorized to drive this vehicle. The Company will also reimburse you the costs associated with leasing a vehicle for your spouse.

9.Education: The Company will pay all tuition and registration fees for your daughter to attend an American or International school in Switzerland.

10.Dependent Child Travel: As one of your daughters will not accompany you on this assignment, the Company will reimburse you for up to a maximum of four trips in a twelve-month period for her travel between the U.S. and Zurich. This travel will be reimbursed at premium plus fare and will be based on the fare level between Chicago, Illinois and Zurich, Switzerland.

11.Immigration: The Company will retain and pay for immigration attorneys and all related fees and costs to ensure you and your eligible dependents obtain any necessary visas, work permits, residency permits, etc. All immigration paperwork must be completed and approved by the immigration authorities at the assigned expatriate location prior to the start of the assignment. While the Company secures such approvals on behalf of you and your eligible dependents to reside and work in Switzerland, you will perform the job duties of Executive Vice President of the Company and Chief Executive Officer and Managing Director of LKQ Europe from your residence in Illinois.

12.Repatriation: Upon completion of the assignment, the Company will reimburse you and your eligible dependents for air fare between Zurich, Switzerland and Chicago, IL. The Company will also provide you with a household goods moving allowance of up to $25,000 for the shipment of household goods from Switzerland to Chicago, IL.

13.Governing Law and Choice of Forum: This agreement, the terms of your assignment, and your ongoing relationship with the Company during your assignment will be governed by Illinois law. You and the Company agree to arbitrate any dispute arising out of or relating to this letter agreement or your services provided pursuant to this letter agreement at JAMS Chicago Mediation, Arbitration, and ADR Services (“JAMS”), subject to the Federal Rules of Civil Procedure, with all associated arbitration fees and costs payable by the Company. Any arbitration must be initiated within the applicable statute of limitations, and shall be preceded by mediation through JAMS within 120 days of any notice of dispute, with all associated mediation fees and costs payable by the Company.

14.Termination of Employment: The Company may terminate your employment for “Cause” as defined in the Company’s Severance Policy for Key Executives. If the Company terminates your employment without Cause, your “Severance Period” will extend through June 30, 2026 under the Company’s Severance Policy for Key Executives.

I look forward to your positive response to this offer. Upon acceptance of this offer, we will submit the proposal to the Company’s Board of Directors for approval.

Sincerely,

/s/ Dominick Zarcone

Dominick Zarcone
President and Chief Executive Officer

Cc: Genevieve Dombrowski, Matt McKay

Reviewed and agreed to by:

/s/ Varun Laroyia
_____________________________
Varun Laroyia